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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25
                                                          SEC File No. 000-24781

                          NOTIFICATION OF LATE FILING
(Check one)
[  ] Form 10-K [   ] Form 20-F [   ] Form 11-K [ X ] Form 10-Q [   ] Form N-SAR

                      For Period Ended:   March 31, 2001
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[   ] Transition Report on Form 10-K
[   ] Transition Report on Form 20-F
[   ] Transition Report on form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition report on form N-SAR

                For the Transition Period Ended:
                                                 -----------------------

     Read Attached Instruction sheet before Preparing Form. Please Print or
Type.

     Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                    PART 1
                            REGISTRANT INFORMATION

Full Name of Registrant:        EUROGAS, INC
                            ---------------------------------------------
                                       [COMPANY NAME]

Former Name if Applicable:


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Address of Principal Executive Office (Street and Number):

     Kartnerring 5-7/Top 4D
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                    [COMPANY ADDRESS]


City, State and Zip code       A-1010 Vienna Austria
                            --------------------------------------------
                              [CITY, STATE, ZIP]
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                                    PART II
                           RULES 12b-25 (b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed.
(Check box if appropriate.)

[ X ] (a) the response described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]  (c)  The accountant's statement or other exhibit required by Rule 12b-
25(c) has been attached, if applicable.


                                   PART III
                                   NARRATIVE

     State below in reasonable detail the reasons why the form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     The Registrant was delayed in obtaining the financial statements of its subsidiaries compiled by its accountants, causing a subsequent delay in the preparation of the Registrant's consolidated financial statements.
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                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


Borre Dahl, Chief Financial Officer      48 (22) 864.8981
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(Name)                                   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify reports(s).

                              [ X ] Yes  [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                              [   ] Yes  [ X ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                 EUROGAS, INC.
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                 (Name of Registrant as Specified in Charter)


     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 14, 2001             By: /s/ BORRE DAHL
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                                    Borre Dahl, Chief Financial Officer